Exhibit 10.4

WALKER & DUNLOP, INC.

2015 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

COVER SHEET

(Directors)

Walker & Dunlop, Inc., a Maryland corporation (the “Company”), hereby grants restricted shares of the Company’s common stock, par value $0.01 per share (the “Stock”), to the Grantee named below, subject to the vesting and other conditions set forth below (the “Restricted Stock”).  Additional terms and conditions of the Restricted Stock are set forth on this cover sheet and in the attached Restricted Stock Agreement (together, the “Agreement”) and in the Company’s 2015 Equity Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:
Name of Grantee:
Last Four Digits of Grantee’s Social Security Number:
Number of Shares of Restricted Stock:
Purchase Price per Share of Stock:	$0.01
Vesting Schedule:	All of the shares of Restricted Stock shall vest in full on: [●].

You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Attachment
This is not a stock certificate or a negotiable instrument.

WALKER & DUNLOP, INC.

2015 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Restricted Stock

This Agreement evidences an award of shares of Restricted Stock in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement, the Plan, and on the cover sheet.  The Purchase Price is deemed paid by your prior Services to the Company.

Transfer of Unvested Restricted Stock

Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the shares of Restricted Stock be made subject to execution, attachment, or similar process.  If you attempt to do any of these things, you will immediately and automatically forfeit your Restricted Stock.

Issuance and Vesting

The Company will issue your shares of Restricted Stock in the name set forth on the cover sheet.

Your Restricted Stock will vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement, so long as you continue in Service on the applicable vesting date set forth on the cover sheet.

Notwithstanding your vesting schedule, the shares of Restricted Stock will become 100% vested upon your termination of Service due to your death or Disability.

Deferral Election

Notwithstanding any other provision of this Agreement or the Plan, in the event you have previously made a valid election to defer receipt of all or any portion of the Restricted Stock represented by this Agreement in accordance with the terms of the Deferred Compensation Plan, the Company will not issue such deferred Restricted Stock to you on the Grant Date and will instead credit to your Deferred Compensation Account an equal amount of Deferred Stock Units.  The Deferred Stock Units related to such deferred Restricted Stock shall be subject to all of the terms and conditions of the Deferred Compensation Plan, which provides that the Deferred Stock Units are subject to the vesting and forfeiture provisions set forth in this Agreement, and paid at the times set forth in the Deferred Compensation Plan and the Participant’s applicable deferral election thereunder.

Change in Control	Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, the shares of Restricted Stock will become 100% vested.
Evidence of Issuance

The issuance of the shares of Stock with respect to the Restricted Stock will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates, with any unvested shares of Restricted Stock bearing the appropriate restrictions imposed by this Agreement.  As your interest in the shares of Restricted Stock vests, the recordation of the number of shares of Restricted Stock attributable to you will be appropriately modified if necessary.

Forfeiture of Unvested Restricted Stock

Unless the termination of your Service triggers accelerated vesting of your shares of Restricted Stock or other treatment pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or any Affiliate, as applicable, and you, you will immediately and automatically forfeit to the Company all of the unvested shares of Restricted Stock in the event your Service terminates for any reason.

Code Section 83(b) Election

Under Code Section 83, the difference between the Purchase Price paid for the shares of Restricted Stock and their Fair Market Value on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income at that time.  For this purpose, “forfeiture restrictions” include the forfeiture as to unvested shares of Restricted Stock described above.  You may elect to be taxed at the time the shares of Restricted Stock are acquired (other than shares of Restricted Stock subject to a deferral election), rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Code Section 83(b) with the Internal Revenue Service within thirty (30) days after the Grant Date.  You will have to make a tax payment to the extent the Purchase Price is less than the Fair Market Value of the shares on the Grant Date.  No tax payment will have to be made to the extent the Purchase Price is at least equal to the Fair Market Value of the shares on the Grant Date.  The form for making this election is attached as Exhibit A hereto.  Failure to make this filing within the thirty (30)-day period will result in the recognition of ordinary income by you (in the event the Fair Market Value of the shares as of the vesting date exceeds the Purchase Price) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF.  YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY CODE SECTION 83(b) ELECTION.

Withholding

You agree as a condition of this grant of Restricted Stock that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting or the receipt of the shares of Restricted Stock.  In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the shares of Restricted Stock, the Company or any Affiliate, shall have the right to require such payments from you or withhold such amounts from other payments due to you from the Company or any Affiliate, as applicable, or withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement.  You may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or any Affiliate to withhold shares of Stock otherwise issuable to you or (ii) by delivering to the Company or any Affiliate shares of Stock already owned by you.  The shares of Stock so withheld will have an aggregate Fair Market Value equal to such withholding obligations.

Retention Rights

This Agreement and the grant of Restricted Stock evidenced by this Agreement do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or any Affiliate, as applicable, and you, the Company or any Affiliate, as applicable, reserves the right to terminate your Service with the Company or an Affiliate at any time and for any reason.

Stockholder Rights

You have the right to vote the shares of Restricted Stock and to receive any dividends declared or paid on such shares.  Any stock distributions you receive with respect to unvested shares of Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto.  Any cash dividends paid on unvested shares of Restricted Stock you hold on the record date for such dividend shall be paid to you in cash at the same time paid to other stockholders of the Company as of the record date for such dividend and shall not be subject to the conditions and restrictions applicable to the unvested shares of Restricted Stock.  Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before an appropriate book entry is made (or your certificate is issued).

Your Restricted Stock grant shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Section 17 of the Plan.

Legends

If and to the extent that the shares of Restricted Stock are represented by certificates rather than book entry, all certificates representing the shares of Restricted Stock issued under this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING, FORFEITURE, AND OTHER RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST.  A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

To the extent the shares of Restricted Stock are represented by a book entry, such book entry will contain an appropriate legend or restriction similar to the foregoing.

Clawback

The Restricted Stock are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan or, if not defined in this Agreement of the Plan, in the Walker & Dunlop, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”) and have the meaning set forth in the Plan or the Deferred Compensation Plan, as applicable.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the shares of Restricted Stock.  Any prior agreements, commitments, or negotiations concerning the Restricted Stock are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or any Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy

To administer the Plan, the Company may process personal data about you.  Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.  By accepting the Restricted Stock, you give explicit consent to the Company to process any such personal data.

Electronic Delivery

By accepting the grant of Restricted Stock, you consent to receive documents related to the shares of Restricted Stock by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A

The grant of Restricted Stock under this Agreement is intended to comply with Code Section 409A (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A.  Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT A

ELECTION UNDER SECTION 83(b) OF
THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address, and social security number of the undersigned taxpayer:
Name:
Address:

Social Security Number:

2.Description of property with respect to which the election is being made:

___shares of common stock, par value $0.01 per share, of Walker & Dunlop, Inc., a Maryland corporation (the “Company”).

3.The date on which the property was transferred is: _____________, 20__.

4.The taxable year to which this election relates is calendar year: 20___.

5.Nature of restrictions to which the property is subject:

The shares of common stock are subject to the provisions of a Restricted Stock Agreement between the undersigned taxpayer and the Company.  The shares of common stock are subject to forfeiture under the terms of the Restricted Stock Agreement.

6.The fair market value of the property at the time of transfer (determined without regard to any lapse restriction) was: $__________ per share, for a total of $__________.

7.The amount paid by taxpayer for the property was: $__________.

8.A copy of this statement has been furnished to the Company.

Dated:  _____________, 20___

Print Name:

PROCEDURES FOR MAKING ELECTION

UNDER INTERNAL REVENUE CODE SECTION 83(b)

The following procedures must be followed with respect to the attached form for making an election under Internal Revenue Code section 83(b) in order for the election to be effective:

1.	You must file one copy of the completed election form with the IRS Service Center where you file your federal income tax returns within thirty (30) days after the Grant Date of your Restricted Stock.
2.	At the same time you file the election form with the IRS, you must also give a copy of the election form to the Stock Plan Administrator of the Company.

3.	You must file another copy of the election form with your federal income tax return (generally, Form 1040) for the taxable year in which the Restricted Stock is transferred to you.